Exhibit 99.1

XO Proposes a Tender for “Any and All” of Global Crossing’s Bank Debt and
Continues to Support its Previous $700 Million Bid; or alternatively,
Offers to Acquire all of Global Crossing’s Assets for $700 million in Cash in a 363 Sale

Reston, VA. — June 12, 2003 — XO Communications, Inc. (“XO”) today announced that it is prepared to launch immediately an “any and all” tender offer for the $2,250,000 billion of Senior Secured Global Crossing LTD (“Global Crossing”) Bank Debt. The tender offer would be priced at $210 per $1,000 of Bank Debt, or $472.5 million in the aggregate. XO’s tender offer will not be subject to due diligence or financing, but is predicated on the termination of the Singapore Technologies Telemedia Pte Ltd (“ST Telemedia”) Purchase Agreement.

In addition, to facilitate the certainty that Global Crossing emerges from bankruptcy, XO recently made a purchase offer comprised of cash and securities valued at $700 million. Various Global Crossing creditors have questioned the “value” of XO’s offer. Therefore, as an alternative, XO, alone or together with an Icahn affiliate, is prepared to offer $700 million in cash to acquire all of the assets of Global Crossing as a “Stalking Horse” bidder in a Section 363 sale. This offer will be subject to higher and better offers from third parties through a Bankruptcy Court administered auction process.

As the largest single creditor of Global Crossing, XO is very concerned about the debilitating effects of the continued uncertainty surrounding the purchase of Global Crossing by a foreign entity and the adverse effects it continues to have on Global Crossing’s cash balance and continuing operations. “Global Crossing’s future prospects are contingent on its customers, vendors and employees gaining immediate certainty as to the company’s future. XO is prepared to offer that today,” stated Carl C. Icahn, Chairman of XO Communications.

In a May 15, 2003 letter from Senior Commerce Committee Senators Burns and Hollings serious concerns were raised regarding ownership and control of US critical infrastructure and other telecommunications assets by a foreign government – even a friendly government such as Singapore.

“It is unfair to customers, employees and creditors for Global Crossing’s Board to continue to ignore our bona fide purchase offer and it is important for them to understand that time is running out.” Mr Icahn concluded.

About XO Communications

XO Communications is a leading broadband communications service provider offering a complete set of communications services, including: local and long distance voice, Internet access, Virtual Private Networking (VPN), Ethernet, Wavelength, Web Hosting and Integrated voice and data services.

XO has assembled an unrivaled set of facilities-based broadband networks and Tier One Internet peering relationships in the United States. XO currently offers facilities-based broadband communications services in more than 60 markets throughout the United States.

The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements include those describing the expected future operations and results of operations of XO, and XO’s estimate of the length of time that its cash and marketable securities will fund its operations. Management wishes to caution the reader that these forward-looking statements are only predictions and are subject to risks and uncertainties and actual results may differ materially from those indicated in the forward-looking statements as a result of a number of factors. These factors include, but are not limited to, those risks and uncertainties described from time to time in the reports filed by XO Communications with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

XO, XO Not Just Talk and the XO design logo are trademarks of XO Communications, Inc.

Contact: Carl Icahn 212 702 4333